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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 13th day of October, 2003, by and between CompBenefits Corporation, a Delaware corporation (the "Company"), and Kirk E. Rothrock (the "Executive").

     WHEREAS, the Company desires to employ Executive in the capacity and on the terms and conditions hereinafter set forth and Executive is willing to serve in such capacity and on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive in the position of President & Chief Operating Officer of the Company, and the Executive hereby accept such employment effective the 13th day of October, 2003, ("Effective Date") upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, "employment" shall mean any period of time during the term hereof which the Company is paying the Executive salary or wages.

2. DUTIES OF THE EXECUTIVE. The Executive agrees to perform and discharge the duties which may be assigned to the Executive from time to time by the Company's Chief Executive Officer or its Board of Directors and consistent with the Executive's title and general area of experience, knowledge and skill. The Executive also agrees to comply with all of the Company's material policies, standards and regulations and to follow the reasonable instructions and lawful directives of the Executive's superior within the Company, as promulgated by the Board of Directors of the Company. The Executive will devote his full professional and business related time, skills and reasonable best efforts to the business of the Company and the Executive will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity (excluding reasonable and appropriate charitable activities), whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chairman of the Board of Directors of the Company.

3. COMPENSATION AND BENEFITS.

     (a) Annual Salary. During the term of employment, the Company shall pay the Executive a salary (the "Base Salary") at an annual rate as shall be determined from time to time by the Company's Compensation Committee upon the recommendation of the Chief Executive Officer of the Company, provided, however, that such rate per annum shall not be less than $325,000. Such salary shall be subject to withholding under applicable law and shall be payable

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in periodic installments in accordance with the Company's usual practice for its executives, as in effect from time to time.

     (b) Annual Bonus Payment. Subject to the provisions of Section 4, upon completion of each fiscal year and as determined by the Compensation Committee of the Board of Directors of the Company, the Executive shall be eligible to receive a bonus ("Annual Bonus") in accordance with any bonus plan then in effect for executives of the Company of equivalent position and title (with a target percentage of Base Salary of 50%), provided (i) the Executive has not voluntarily terminated his employment with the Company for other than Good Reason, or (ii) Executive's employment has not been terminated for Cause by the Company at the time said Annual Bonus, if any, is paid in the normal course (typically 2nd Quarter). Notwithstanding the above, it is agreed that Executive is guaranteed a fiscal year 2003 Annual Bonus payment of not less than $30,000 and a guaranteed fiscal year 2004 Annual Bonus Payment of not less than $95,000 (together, the "Guaranteed Bonus"). Said Guaranteed Bonus shall be due and payable in the 2nd Quarter of 2004 and 2005, as applicable.

     (c) Other Benefits. The Executive will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its Executives, including, but not limited to, group health insurance (including family coverage), disability, dental, vision, retirement and any other fringe benefits now or hereafter provided by the Company to its Executives, if and when the Executive meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any Executive benefit plans or program now being offered to its Executives; provided, however, that all benefits provided for executive officers of the Company will be provided to the Executive on an equal basis.

     (d) Option Grant. The Company agrees to grant to the Executive a non-qualified ("time vested") stock option to purchase 200,000 shares of the Company's common stock pursuant to a time vested stock option agreement in the form attached hereto as Exhibit "A". The purchase option shall have a price per share of $1.63, which price is equal to 100% of the fair market value per share of the Company's common stock (as determined by the Company's Board of Directors) on the date on which such time vested options are granted.

     (e) Transaction Bonus. Subject to the provisions of Section 4 and subject to the receipt of the approval of the shareholders of the Company, if Executive has been continuously employed by the Company or any Affiliate from the employment date until the consummation of either a Sale of the Company or a Qualified Public Offering (each as defined below), which results in achieving an Enterprise Value of the Company of not less than $300,000,000 ("Qualifying Transaction"), then in such event, and only in such an event, Executive shall be entitled to a one-time bonus of $1,000,000 ("Transaction Bonus"). Said Transaction Bonus shall be due and payable by the Company no later than thirty days following the consummation of a Qualifying Transaction. For purposes of this provision, a Sale of the Company shall mean (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the


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Company by the Company or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than Persons who are stockholders of the Company as of immediately after the Merger, owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries. For purposes of this provision, a Qualified Public Offering shall mean the sale of common stock securities by the Company in an underwritten public offering registered under the Securities Act. For purposes of this provision, Enterprise Value shall mean the sum of (i) the value of all equity securities of the Company determined by taking the per share price paid in the transaction and multiplying it by the number of shares issued and outstanding, and (ii) the amount of long term debt assumed in the transaction.

     (f) Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred in the discharge of the Executive's duties under this Agreement pursuant to the Company's standard reimbursement policies.

     (g) Vacation. The Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers of the Company; provided, however, that the amount and timing of Executive's paid leave is not limited by a specific number of weeks; however it is expected that scheduled vacations will not interfere with the business operations of the Company.

     (h) Withholding. The Company will deduct and withhold from the payments made to the Executive under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due Executives.

     (i) Company Apartment and Commuting Expenses. For so long as the Executive is employed by the Company and the Executive's family is living in Philadelphia, Pennsylvania, the Company will provide the Executive with the following additional benefits:

          (i) The Company will provide Executive an apartment in the vicinity of the Company;

          (ii) The Company will reimburse the Executive up to $800 per month for use of an automobile for Company business;

          (iii) The Company will reimburse the Executive for round trip coach class airfare for travel between Philadelphia, Pennsylvania and Atlanta, Georgia, one time each week. The Executive will make best efforts to obtain the best available fares for these flights.


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          (iv) If Executive relocates to the Atlanta, Georgia, vicinity, Company will pay the actual moving expenses for Executive and his family to include packing, moving of two vehicles and full household contents, unpacking, and temporary storage. Company will also pay for the closing costs associated with the sale of Executive's home in Pennsylvania, including commissions and other related fees. The expenses associated with the sale of Executive's home will be "grossed-up" at the rate of 31% for taxes. The company will pay for closing costs associated with a new residence in the Atlanta area, excluding points and similar type fees designed to reduce ongoing interest expense. The Company will also pay for three months of temporary living expenses commensurate with the Atlanta area. If Executive resigns his position for other than Good Reason within twelve months after relocation, Executive will be required to repay a prorated amount (based on months worked in Atlanta) of the amount of relocation paid for by the Company.

4. TERM AND TERMINATION. The Executive's employment with the Company will be for a period commencing on the date hereof and expiring on the first to occur of (i) termination by the Company (with or without Cause) and (ii) the Executive's resignation (with or without Good Reason).

     (a) Definition of Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following after the Effective Date of this
Agreement:

          (i) The Executive (A) breaches any of the terms or conditions set forth in Sections 5, 6, or 7 of this Agreement or (B) breaches any of the other terms and conditions set forth in this Agreement including, without limitation, the failure to use reasonable best efforts in the performance of duties assigned to the Executive on a full time basis, and, in the case of either clause (A) or clause (B), fails to cure such breach within twenty
     (20) days after the Executive's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the basis for the Company's belief that the Executive is in breach hereof;

          (ii) the Executive commits any act in bad faith materially detrimental to the business or reputation of the Company;

          (iii) the Executive is convicted of any crime or convicted of or admits in writing to the commission of any crime involving fraud, deceit or moral turpitude;

          (iv) the Executive intentionally engages in unethical, dishonest, or illegal activities that have an adverse effect upon the business or reputation of the Company; or

          (v) the Executive dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform the Executive's duties under this Agreement for a


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     period of 180 days or more. For purposes of this Agreement, the Executive shall be deemed to be mentally or physically incapacitated or disabled so as to be unable to perform his duties if and to the extent he becomes permanently disabled under the Company's long-term disability policy then in effect.

     (b) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following:

          (i) the Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within twenty (20) days after its receipt from the Executive of written notice of such breach, which notice describes in reasonable detail the Executive's belief that the Company is in breach hereof;

          (ii) the Company materially diminishes the Executive's title, authority, or duties or reassigns the Executive to a position not consistent with the Executive's general area of knowledge, experience and skills;

          (iii) the Company reduces (a) the Executive's Base Salary below $325,000 per annum; (b) the Transaction Bonus amount; or (c) the Guaranteed Bonus amount;

          (iv) the Company transfers substantially all of its assets to a successor entity and such entity fails to assume the Company's obligations under this Agreement.

For purposes of this Agreement, "termination of employment," "termination of the Executive" and "termination of this Agreement" shall have the same meaning unless otherwise agreed to in writing by the parties hereto.

     (c) Severance Payments. In the event of termination of the Executive by the Company without Cause or resignation by the Executive with Good Reason:

          (i) the Executive shall be entitled to receive severance payments equal to his Base Salary until the first anniversary of the date of such termination which amounts will be payable at the same times as the Base Salary would have been payable had the Executive not been terminated;

          (ii) the Executive shall be entitled to receive severance payments equal to his Average Bonus Payment, which amount will be paid in equal installments during the 12 month period immediately following his termination at the same times at which payments are made to the Executive pursuant to Section 4(c)(i) above; the "Average Bonus Payment" means (A) if the Executive is terminated prior to the payment of the Guaranteed Bonus, the full amount of the Guaranteed Bonus, or (B) if the Executive is terminated after payment of the Guaranteed Bonus, then the arithmetic mean of the


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     Annual Bonus(es) paid under Section 3(b) to the Executive during (i) if the
     Executive has been employed by the Company for less than three (3) years, the Executive's employment term with the Company, or (ii) if the Executive has been employed by the Company for more than three (3) years, the three completed fiscal years immediately preceding the date of termination;

          (iii) during the period of time during which the severance payments are being made pursuant to (i) above, the Company will either continue the Executive's health (medical, dental and vision) insurance as provided in
     Section 3(c) to the extent permitted under applicable law and the Company's group health insurance policies, or reimburse the Executive for the cost for comparable coverage to the extent such coverage cannot be provided under such policies; provided that, notwithstanding anything herein to the contrary, the Company shall not be required to continue to provide the Executive with health benefits under this paragraph to the extent the Executive becomes entitled to receive benefits substantially similar to those which the Executive and his family otherwise would have been entitled to receive hereunder;

          (iv) provide the Executive with a three-month senior level program of outplacement services through a national provider of Executive's choice, the cost of which shall not exceed $3,000.

All payments under this Section 4 shall be subject to tax withholding to the extent required under applicable law. The severance pay and continuation of health benefits contemplated by this Section 4 are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of any termination of the Executive's employment by the Company without Cause or by the Executive with Good Reason. In all cases, the payment by the Company of any amounts under this Section 4(c) shall be contingent upon the Executive's continuing compliance with the provisions of 5, 6 and 8 below and the Executive's delivery of a general release in form and substance reasonably satisfactory to the Executive and the Company. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Notwithstanding the foregoing, if after October 1, 2004, the Executive is employed by the Company and the Company's Board of Directors requests in writing that the Executive relocate his primary residence from Philadelphia, Pennsylvania to Atlanta, Georgia ("Relocation Request"), and the Executive has not so relocated within 120 days of the Relocation Request, any severance payments that the Company is otherwise obligated to make under this Section 4(c) shall be reduced by the Company apartment and commuting expenses reimbursed/paid by the Company pursuant to Section 3(i) after the date of the Relocation Request.

     (d) Termination for Other Reasons. In the event of termination of the Executive for any reason other than (i) by the Company without Cause or (ii) resignation by the Executive with Good Reason (e.g., termination by the Company with Cause or resignation by the Executive


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without Good Reason), the Executive shall be entitled to receive his Base Salary and the other benefits described in Section 3 above through the date of termination and shall not be entitled to any Annual Bonus Payment (including the Guaranteed Bonus) that has not been paid as of such termination or any Transaction Bonus that has not been earned due to the consummation of a Qualifying Transaction as of such termination.

     (e) Other Benefits. Except as otherwise provided in Section 4(c), the Executive's eligibility to receive or participate in benefit and compensation plans shall terminate as of the date of termination of his employment unless specifically provided otherwise under the terms of a particular benefit or compensation plan or unless otherwise provided by law. Subject to the preceding sentence, all of the Executive's rights to benefits and bonuses, including the Transaction Bonus, which accrue or become payable after the termination of his employment shall cease upon such termination.

5. NON-DISCLOSURE AND USE OF PROPRIETARY INFORMATION. The Executive recognizes and acknowledges that the Company's Proprietary Information (as defined below), as they may exist from time-to-time, are valuable, special and unique assets of the business. The Executive further acknowledges that access to such Proprietary Information relating to the business of the Company is essential to the performance of the Executive's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, the Executive agrees that the Executive will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will the Executive make use of any such information for the Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company). For purposes of this Agreement, the term "Proprietary Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs,
(iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) copyrightable works, (xiii) all technology and trade secrets, (xiv) business plans (strategic and/or operational), and (xv) all similar and related information in whatever form. These restrictions will not apply to any Proprietary Information which: (A) is in the public domain, provided that the Executive was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent; (B) becomes known to the Executive, during the term of this Agreement, from a third party not known to the Executive to be under a confidential relationship with the Company; or (C) was known by the Executive prior to July 24, 2003, or (D) is required by law or governmental tribunal to be disclosed; provided, however, that if the Executive is legally compelled to disclose any Proprietary Information, the Executive will provide the Company with prompt written notice


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of such legal compulsion so that the Company may seek a protective order or other available remedy.

6. NON-COMPETITION COVENANT.

     (a) Basic Covenant. The parties hereto acknowledge that the Executive is a critical employee of the Company and as such is receiving valuable benefits from the Company under the terms and conditions of this Agreement. Executive acknowledges that as a material inducement for Company to enter into an employment relationship with Executive and offer the substantial benefits as provided for in this Agreement, Executive agrees to enter into and be bound by the non-competition covenant contained in this Section 6. During the period in which the Executive serves as an employee of the Company and for the period ending eighteen (18) months following the date of termination of employment for any reason and regardless of the circumstances thereof, the Executive shall not directly or indirectly, on the Executive's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company and its Affiliates in the Designated Industry within the Geographical Area (as hereinafter defined). The term "compete" means to engage, directly or indirectly, on the Executive's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that the Executive at no time owns, directly or indirectly, in excess of five percent of the outstanding stock of any class of any such corporation and does not participate in its management) in providing management, employment, marketing or other services in the Designated Industry within the Geographical Area.

     (b) Non-Interference. During the period in which the Executive serves as an employee of the Company and for the period ending on the second anniversary of the date of termination of employment (the "Restricted Period"), the Executive will not, directly or indirectly, on the Executive's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, existing between the Company and any supplier, consultant, or client of the Company. The term "prospective relationship" is defined as any relationship where during the one-year period prior to the effective termination date of Executive's employment, the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

     (c) Non-Solicitation of Employees Covenant. The Executive further agrees and represents that during the Restricted Period, the Executive will not, directly or indirectly, on the Executive's own behalf or in the service of, or on behalf of any other individual or entity, (i) divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing services in the Designated Industry, or (ii) otherwise hire or engage, any person


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employed by the Company who was employed in a management, sales or marketing capacity by the Company at any time during the Restricted Period, whether or not such Employee is a full-time Employee or a temporary Employee of the Company whether or not such Employee is employed pursuant to a written agreement and whether or not such Employee is employed for a determined period or at-will, unless such person has not been employed by the Company for a period of at least 180 days, and except as otherwise agreed to by the Company.

     (d) For purposes of this Agreement, the following terms shall have the meanings specified unless defined otherwise herein:

          (i) "Affiliates" shall mean any subsidiary company of CompBenefits Corporation, whether wholly or partially owned.

          (ii) "Designated Industry" shall mean (A) the business of providing dental health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service dental plans, prepaid dental plans, PPO dental plans and indemnity dental plans and/or services associated with the administration of dental benefits, (B) the business of providing vision health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service vision plans, prepaid vision plans, PPO vision plans and indemnity vision plans and/or services associated with the administration of vision benefits, and (C) any other revenue generating business conducted by CompBenefits Corporation or its Affiliates during the time of Executive's employement;

          (iii) "Employee" shall mean any individual employed by CompBenefits Corporation or its Affiliates currently or during a 180-day period immediately prior to the date of any hiring or solicitation for hire of such individual by Executive;

          (iv) "Geographical Area" shall mean those areas in the United States and in foreign countries in which the Executive or the Company is or has engaged in providing or marketing business products or services at any time prior to the termination of employment. The Geographical Area currently includes Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, and West Virginia.

          (v) "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

     (e) Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 6 below will be empowered to sever any portion of the Geographical


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Area, the Designated Industry or time period, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the Designated Industry or time period, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Section 6 be enforced to the maximum extent permitted by law.

7. EXISTING RESTRICTIVE COVENANTS. The Executive represents and warrants that the Executive's employment with the Company does not and will not breach any agreement which the Executive has with any individual or entity to keep in confidence information or not to compete with any such individual or entity. The Executive will not disclose to the Company or use on either of their behalf any confidential information of any other party required to be kept confidential by the Executive.

8. RETURN OF CONFIDENTIAL INFORMATION. The Executive acknowledges that as a result of the Executive's employment with the Company, the Executive may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. The Executive acknowledges, warrants and agrees that the Executive will return to the Company all such items and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents obtained as a result of the Executive's employment with the Company, immediately upon the termination of the Executive's employment with the Company.

9. REMEDIES. The Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Section 5, 6, or 8 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages including, without limitation, the right to terminate all payments under this Agreement. Sections 4 through 18, inclusive, of this Agreement, shall survive termination of the Executive's employment under this Agreement.


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10. NOTICES. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:                  If to the Executive:

CompBenefits Corporation            Kirk E. Rothrock
100 Mansell Court East, Suite 400   605 Meadows Edge Lane
Roswell, GA 30076                   Villanova, PA 19085
Attn: Chief Executive Officer

11. SEVERABILITY. Subject to the application of Section 6(e) to the interpretation of Section 6, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained therein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

12. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written, regarding such subject matter. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

13. BINDING EFFECT. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns, as applicable.

14. ASSIGNMENT. This Agreement is one for personal services and is not assignable by the Executive. The Company may assign this Agreement to any of its affiliates, provided that the Company shall remain liable for the obligations of its affiliates under this Agreement. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, reorganization, consolidation or other sale.

15. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. GOVERNING LAW. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the State of Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent


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permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

17. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. Company shall pay Executive for all reasonable travel, and other related expenses incurred in connection with this cooperation.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

COMPBENEFITS CORPORATION


By: /s/ David Klock                     /s/ Kirk E. Rothrock
    ---------------------------------   ----------------------------------------
    David Klock                         Kirk E. Rothrock
Title: Chief Executive Officer


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